Exhibit 10s

RETENTION AGREEMENT

THIS RETENTION AGREEMENT, effective as of _________, is made and entered into between PPL Corporation ("PPL") and ______________ (the "Executive").

WHEREAS, PPL recognizes the need to develop and retain the Executive; and

WHEREAS, PPL has determined that certain steps should be taken to encourage the Executive to remain with PPL;

WHEREAS, the Executive and PPL have entered into a Retention Agreement effective as of _______________ (the prior Retention Agreement), which the Executive and PPL desire to terminate, in its entirety, effective as of the date hereof, and in lieu thereof, enter into this Retention Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, PPL and the Executive agree as follows:

SECTION 1. DEFINITIONS.

The following definitions are applicable to this Retention Agreement:

1.1 "Affiliated Company" or "Affiliated Companies" means any parent or majority or 50% owned subsidiaries of PPL (or companies, limited liability companies or other legal entities under common control with PPL) including entities that are members of the same controlled group of corporations (within the meaning of Section 1563(a) of the Code) as PPL.

1.2 "Board" means the Board of Directors of PPL.

1.3 "Code" means the Internal Revenue Code of 1986, as may be amended from time to time.

1.4 "Committee" means two or more non-employee directors, unless otherwise determined by the Board, who have been designated by the Board to act as the Committee and qualify as non-employee directors under the Exchange Act.

1.5 "Common Stock" means the common stock of PPL.

1.6 "Disability" or "Disabled" means the inability of the Executive to perform each and every duty pertaining to the Executive's regular occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.

1.7 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. Reference in this Retention Agreement to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and any rules promulgated thereunder.

1.8 "Fair Market Value" means the average of the high and low sale prices of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the date as of which Fair Market Value is being determined or, if no Common Stock is traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be the average of the high and low sale prices of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the next preceding day on which the Common Stock was traded.

1.9 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) PPL or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of PPL or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of PPL in substantially the same proportions as their ownership of stock of PPL.

1.10 "Termination for Cause" means the termination by PPL or an Affiliated Company of the Executive's employment due to the willful violation of any PPL or an Affiliated Company policy (including PPL's Standards of Conduct and Integrity or any successor thereto), violation of any lawful direction of PPL or an Affiliated Company, gross negligence in the performance of duties, or commission of a felony.

SECTION 2. RESTRICTED STOCK AWARDS

2.1 In order to induce the Executive to remain in the employ of PPL or an Affiliated Company, the Committee has authorized an award under Section 11 of the PPL Corporation Incentive Compensation Plan (the "Award") to the Executive of _0,000 shares of Common Stock ("Shares") with a restriction period that will lapse, unless the restrictions lapse sooner or later pursuant to Section 2.2 or 2.3 of this Retention Agreement, on [_date______] (the "Lapse Date"), provided the Executive has remained in continuous employment with PPL or an Affiliated Company until such date. [Such Award shall constitute a "retention agreement amount" in the Executive's Severance Agreement concerning change in control.]

2.2 In the event of the Executive's death or Disability while in the employ of PPL or an Affiliated Company prior to the Lapse Date, the Award will be prorated by multiplying the amount of shares that would have been free of restriction at the Lapse Date by a fraction, the numerator of which will be the years of actual service of the Executive from the date of the Award up to the date of death or Disability, and the denominator of which will be the number of years of service the Executive would have had if the Executive had maintained active employment from the date of the Award until the Lapse Date.

2.3 As a condition of receiving the Award, the Executive shall agree in writing to notify PPL within 30 days of the date of execution of this Retention Agreement whether the Executive has made an election under Section 83(b) of the Code to report the value of the Shares as income on the date of the grant. An Award of Shares shall be restricted as provided herein. The Shares shall be issued without the payment of consideration by the Executive. The certificates for the Shares shall be issued in the name of the Executive to whom the Award is made, shall be retained by PPL on behalf of the Executive (together with a stock power endorsed in blank) and shall bear a restrictive legend prohibiting the sale, transfer, pledge or hypothecation of the Shares until the Lapse Date. The Committee may also impose such other restrictions and conditions on the Shares as it deems appropriate.

On the Lapse Date, if all conditions in this Retention Agreement have been met, all restrictions on the Award will expire and new certificates representing the Shares will be issued without the restrictive legend described in Section 5.11. As a condition precedent to the receipt of these new certificates, the Executive (or the Executive's designated beneficiary or personal representative) will agree to make payment to PPL or an Affiliated Company of the amount of any federal, state or local taxes, payable by the Executive, which are required to be withheld by PPL or an Affiliated Company with respect to the Award.

SECTION 3.FORFEITURE OF AWARD

3.1 The Executive shall forfeit all rights to the Award if the Executive retires or resigns employment with PPL or an Affiliated Company prior to the Lapse Date, unless, in the case of a resignation, the Executive resigns to immediately assume, and does assume, another position with PPL or an Affiliated Company.

3.2 If the Executive's employment ends as a result of a Termination for Cause, the Executive shall forfeit all rights to the Award.

3.3 Any Shares which are forfeited hereunder will be transferred to PPL.

SECTION 4. MISCELLANEOUS PROVISIONS.

4.1 Nontransferability. No benefit or right provided under this Retention Agreement shall be subject to alienation or assignment by an Executive (or by any person entitled to such benefit pursuant to the terms of the Retention Agreement) or subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect. Payment shall be made only to the Executive entitled to receive the same or to the Executive's authorized legal representative. PPL and all Affiliated Companies will observe the terms of this Retention Agreement unless and until ordered to do otherwise by a state or federal court. As a condition of participation, each Executive agrees to hold PPL and all Affiliated Companies harmless from any claim that arises out of PPL's or an Affiliated Company's obeying any such order whether such order affects a judgment of such court or is issued to enforce a judgment or order of another court.

4.2 No Employment Right. Neither this Retention Agreement nor any action taken hereunder shall be construed as giving any right to be retained as an employee of PPL or any Affiliated Company.

4.3 Tax Withholding. PPL may require, as a condition of delivery of the Award, that the Executive remit an amount sufficient to satisfy all federal, state and local tax withholding requirements related thereto. In addition, PPL may deduct from any salary or other payment due to such Executive, an amount sufficient to satisfy all federal, state and local tax withholding requirements related to the Award. Without limiting the generality of the foregoing, the Executive may elect to satisfy all or part of the foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by the Executive for at least six months (or such other period as PPL may determine), having a Fair Market Value (determined as of the date of such delivery by Executive) equal to all or part of the amounts to be so withheld. As a condition of accepting such delivery, PPL may require the Executive to furnish an opinion of counsel acceptable to PPL to the effect that such delivery will not result in the Executive incurring any liability under Section 16(b) of the Exchange Act. Alternatively, PPL may permit any such delivery to be made by withholding certain shares of the Award from the shares otherwise issuable pursuant to the Award giving rise to the tax withholding obligation (in which event the shares shall be valued at their Fair Market Value on the date when the withholding taxes are otherwise due).

4.4 Government and Other Regulations. The obligation of PPL to make payment for the Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies.

4.5 Changes in Capital Structure. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock, appropriate adjustments shall be made to the number and/or kind of shares awarded under the Award, as may be determined by the Committee in its sole discretion. Such adjustments shall be conclusive and binding for all purposes. Additional Shares issued to the Executive as the result of any such change shall bear the same restrictions as the shares of Common Stock to which they relate. Without limiting the generality of the foregoing, in connection with a change in capital structure, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Awards in exchange for payment in cash or other property of the Fair Market Value (on the date of such exchange) of the Shares covered by such Awards.

4.6 Company Successors. In the event PPL becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which PPL will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation, then such other corporation shall assume the rights and obligations of PPL under this Retention Agreement.

4.7 Governing Law. All matters relating to this Retention Agreement and to the Award granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

4.8 Relationship to Other Benefits. The Award shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, disability or group insurance plan of PPL or any Affiliated Company except as may be required by federal tax law and regulation or to meet other applicable legal requirements.

4.9 Dividends and Voting Rights. Subject to the restrictions set forth in this Retention Agreement, the Executive shall possess all incidents of ownership of the Shares granted hereunder, including the right to receive dividends with respect to such Shares and the right to vote such Shares.

4.10 Administration. The Committee shall have final authority to interpret and construe this Retention Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Executive and his legal representative in respect of any questions arising under this Retention Agreement. The Committee shall have the authority to delegate any and all of its authority under this Retention Agreement to any employee or group of employees of PPL or an Affiliated Company.

4.11 Certificate; Restrictive Legend. The Executive agrees that any certificate issued for Shares prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the "Restrictions"), contained in the Retention Agreement entered into between the registered owner and PPL. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

4.12 Entire Agreement. [The prior Retention Agreement effective as of __________________ is hereby terminated and void.] This Retention Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior communications, representations and negotiations in respect thereto.

4.13 Titles and Headings. The titles and headings of the sections in this Retention Agreement are for convenience of reference only, and in the event of any conflict, the text of the Retention Agreement, rather than such titles or headings, shall control.

PPL CORPORATION

By
      William F. Hecht                                                 Date
      Chairman/President and CEO

By
      Executive                                                            Date